Exhibit 99.01

FOR FURTHER INFORMATION:

STEVEN R. LAYTON

VICE PRESIDENT

LBA REALTY LLC

17901 VON KARMAN AVENUE

SUITE 950

Irvine, CA

(949) 833-0400

LBA REALTY COMPLETES ACQUISITION

OF BEDFORD PROPERTY INVESTORS, INC.

LAFAYETTE, CA – May 5, 2006 – Bedford Property Investors, Inc. (NYSE:BED) and LBA Realty LLC today jointly announced that Bedford Property Investors, Inc. completed its merger with LBA Realty Fund II – WBP I LLC on May 5, 2006. LBA Realty Fund II – WBP I LLC is an affiliate of LBA Realty LLC. Under the terms of the merger agreement, each share Bedford common stock has been converted into the right to receive $27.00 in cash. Letters of transmittal regarding the procedures to deliver shares of Bedford common stock will be sent to former Bedford common stockholders in the near future. Shares of Bedford’s 8.75% Series A Cumulative Redeemable Preferred Stock and 7.625% Series B Cumulative Redeemable Preferred Stock will remain issued and outstanding. As a result of the merger, Bedford common stock and Bedford Series B Preferred Stock will no longer be listed on the New York Stock Exchange.

About Bedford Property Investors

Bedford Property Investors is a self-administered equity real estate investment trust (REIT) with investments in suburban office buildings and industrial properties concentrated in the western United States. Its common stock was traded on the New York Stock Exchange and the Pacific Exchange under the symbol “BED” and its web site is www.bedfordproperty.com.

About LBA Realty

LBA Realty LLC (LBA) is a full service real estate investment and management company. LBA, with its headquarters in Irvine and offices in Los Angeles, San Diego and San Jose, operates in California as well as other western markets including the Pacific Northwest, Colorado and Arizona. LBA owns a portfolio of office and industrial properties totaling over 19 million square feet, including the Bedford portfolio, and invests on behalf of LBA’s institutional investment funds.